Registration No.333-___________

                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D. C. 20549

                               FORM S-8
                         REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933

                     Nortia Capital Partners, Inc.
      -------------------------------------------------------------
         (Exact Name of Registrant as Specified in Its Charter)

                        Incorporated in Nevada
      -------------------------------------------------------------
     (State or other jurisdiction of incorporation or organization)

                             33-0967353
      -------------------------------------------------------------
                   (I.R.S. Employer Identification No.)

              400 Hampton View Court, Alpharetta, GA 30004
      -------------------------------------------------------------
      (Address of Principal Executive Offices, including ZIP Code)

                         May 2005 Share Grants
                        (Full Title of the Plan)

               William J. Bosso, Chief Executive Officer
             400 Hampton View Court, Alpharetta, GA 30004

                           (770) 777-6795
       (Name, Address and Telephone Number of Agent for Service)

                     CALCULATION OF REGISTRATION FEE


                                               PROPOSED        PROPOSED
    TITLE OF                       AMOUNT       MAXIMUM         MAXIMUM             AMOUNT OF
 SECURITIES TO                     TO BE       OFFERING        AGGREGATE          REGISTRATION
 BE REGISTERED                   REGISTERED     PRICE       OFFERING PRICE (1)         FEE
                                              PER SHARE (1)
----------------------------------------------------------------------------------------------
COMMON STOCK $0.001 par value    250,000       $ 1.00         $   250,000          $   29.43
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule457(h). Pursuant to Rule457(h)(1), this estimate is based upon the price at which the shares were valued.


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


                           TABLE OF CONTENTS
     PART I
     PART II
             Item 3. Incorporation of Documents by Reference.
             Item 4. Description of Securities.
             Item 5. Interests of Named Experts and Counsel.
             Item 6. Indemnification of Directors and Officers.
             Item 7. Exemption from Registration Claimed.
             Item 8. Exhibits.
     SIGNATURES
     EX-5.1
     EX-23.1
     EX-23.2
     EX-23.3
     EX-24.1

                               PART I
      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       The document(s) containing the information specified in Part I will be sent or given to Messrs. William J. Bosso and Matthew Henninger, as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, of 1933, as amended.


                               PART II
         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

       We hereby incorporate by reference into this Registration
Statement the following documents filed by us with the Securities and Exchange Commission (the "Commission"):

       (a) Our Annual Report on Form 10-KSB for the year ended April
30, 2004;

       (b) Our Quarterly Report on Form 10-QSB for the period ended
July 31, 2004;

       (c) Our Quarterly Report on Form 10-QSB for the period ended October 31, 2004;


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


       (d) Our Quarterly Report on Form 10-QSB for the period ended January 31, 2005; and

       (e) All other reports filed by us pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 (the "Exchange
Act").

       All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

       Our amended and restated articles of incorporation authorizes 50,000,000 shares of Commons Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 300,000 have been designated as Series A convertible preferred shares. Convertible Preferred A Stock are convertible into an equivalent number of Shares of Common Stock and have voting rights equivalent to ten (10) times the number of Shares of Common Stock into which the Convertible Preferred A Shares are convertible. Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present, either in person or by proxy, at a stockholders' meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive, or preferential rights to subscribe to any unissued stock or any other securities which we may hereafter be authorized to issue. The common stock is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for dividends, subject to the dividend and liquidation rights of any series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility with we may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder. There are 300,000 shares of Preferred Stock issued and outstanding.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.


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



Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes ("NRS"), Chapter 78
-------------------------------------------

       NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

       NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suite was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       NRS 78.7502 (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or 78.7502 (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       NRS 78.751 provides that authorization is required for discretionary indemnification directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.



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


       NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;
(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

       NRS 78.751 (2) provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred an in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

       NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director of officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation
-------------------------

       Our Articles of Incorporation, as amended, limits the personal liability of directors and officers from damages for breach of fiduciary duty as a director or officer but such provision does not eliminate or limit the liability of a director or officer for:


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   (i)     acts or omissions which involve intentional misconduct,
           fraud or a knowing violation of law;
   (ii)    the payment of dividends in violation of NRS 78.300;
   (iii) willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such director's or officer's office.

   Specific provisions relating to the indemnification of our directors and officers are provided for in our By-Laws specified below.

Bylaws
------

       Section 10 of our By-Laws provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter a "proceeding"),by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except where the indemnitee brings suit against the Corporation or with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Item 7. Exemption from Registration Claimed.

     Not applicable.



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


Item 8. Exhibits.

4.1/(1)/     Articles of Incorporation, as filed with the
             Secretary of State of the State of Nevada on April 9, 1999
4.2/(2)/     Bylaws
4.2(a)/(2)/  Articles of Merger between Nortia Capital
             Partners, Inc., a Nevada corporation and Nortia Capital
             Partners, Inc., a Florida corporation, filed with Secretary of State of Nevada on December 3, 2004 incorporated by reference to exhibit 2.2 to Form 8-K filed on December 9, 2004.
4.2(b)/(2)/  Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of Nevada on November 29,
             2004 incorporated by reference to exhibit 3.1b to Form 8-K filed on December 9, 2004.
5.1*         Opinion of Bryan Cave LLP regarding the validity of the
             securities being registered
23.1*        Consent of Salberg & Company, P.A.
23.2*        Consent of Ahearn,  Jasco + Company,  P.A.
23.3*        Consent of Bryan Cave LLP (included in Exhibit5.1)
24.1*        Power of Attorney

* Filed herewith
/(1)/ Incorporated herein by reference to Exhibit 2.1 of our Registration Statement on Form10-QSB filed on October 8, 2004 (Commission File Number: 000-26843).
/(2)/ Incorporated herein by reference to Exhibits 3.3, 3.1, and 2.2, respectively, of our Current Report filed on December 8, 2004 on Form8-K (Commission File Number: 000-26843).

Item 9. Undertakings.

       (a)We hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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


       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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


                             SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the date indicated.

      Date: June 15,2005         NORTIA CAPITAL PARTNERS, INC.

                                 By: /s/ William J. Bosso
                                    -------------------------
                                    William J. Bosso
                                    Chief Executive Officer

          June 15, 2005          By: /s/ Robert Hunziker
                                    -------------------------
                                    Robert Hunziker
                                    Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ William J. Bosso                            June 15, 2005
-------------------------
William J. Bosso
Title:    Director

/s/ Matthew T. Henninger                        June 15, 2005
-------------------------
Matthew T. Henninger
Title:    Director

/s/ Robert Hunziker                             June 15, 2005
-------------------------
Robert Hunziker
Title:    Director

/s/ J.P. Baron                                  June 15, 2005
-------------------------
J.P. Baron
Title:    Director

/s/ John Benton                                 June 15, 2005
-------------------------
John Benton
Title:    Director

/s/ Michael E. Marshall                         June 15, 2005
-------------------------
Michael E. Marshall
Title:    Director

/s/ John A. Van Tuin                            June 15, 2005
-------------------------
John A. Van Tuin
Title:    Director


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


EXHIBIT INDEX

Exhibit   Description

5.1       Opinion of Bryan Cave LLP regarding the validity of the
            securities being registered
23.1      Consent of Salberg & Company, P.A.
23.2      Consent of Ahearn, Jasco + Company, P.A.
23.3      Consent of Bryan Cave LLP (included in Exhibit 5.1)
24.1      Power of Attorney


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